EXHIBIT 99.1

2009 3rd Quarter Earnings Webcast Presentation
October 29, 2009 1:00 P.M (EST)	– Prepared Remarks

Michelle Debkowski:    Thank you, good afternoon, and welcome to National Penn Bancshares’ Third Quarter 2009 Earnings Webcast.

Questions will be accepted via email until the conclusion of our prepared remarks.  Please use the email button located on the conference call screen to ask your question.  Due to time constraints, we may not be able to respond to all of your emails.  Additionally, as we review questions received, we may combine questions that raise similar issues or can otherwise be combined for comment.

As part of our webcast presentation, you will see that there are slides with financial highlights available for your independent review.  The presentation and slides will be available on our website as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.  Many of these factors are listed on slide #2.  I’ll give you a moment to review the slide.  (PAUSE)

I will now turn today’s presentation over to Glenn Moyer, our President and Chief Executive Officer.

Glenn Moyer:  Thank you, Michelle.  Joining me today is Scott Fainor, our Chief Operating Officer, and Michael Hughes, our Chief Financial Officer.

I will start the call today by noting that our 3rd Quarter Earnings Release is available on the Investor Relations section of our website.  Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission.  Please notice that we have supplemented our standard slides that accompany this webcast with additional slides.  We will call your attention to the slide we are referencing as we proceed with our comments.  Hopefully, you will find this helpful.

Our overall message today is that National Penn, in recognition of the economic and regulatory environment, has significantly strengthened its balance sheet.  3rd quarter results were impacted by a number of significant steps we took to reinforce National Penn’s financial strength, but detracted from earnings in the short run.  It remains our view that the recession and its effects will drag on into 2010.  Certainly, that is what we currently observe in the markets we serve.  At the heart of the matter are the continuing increases in the unemployment rate both nationally and regionally.  Until this rate finds a top and begins to improve in this region, we, and many other community banking companies, will continue to see earnings pressure.  We take this view into consideration as we formulate our action plans.  While we progressed on some issues during the quarter, we continue to be challenged in other areas.  Let me elaborate:

In this environment, the strength of our balance sheet is crucial.  Therefore, as shown on slide #3, during September, we raised $153 million of new common equity.  This follows the successful 2nd quarter completion of a $72 million capital raise through our dividend reinvestment plan.   The September capital raise, along with other balance sheet management strategies, resulted in a tangible common equity to tangible asset ratio of 6.85%, up from 5.26% at June 30, 2009.  Our regulatory capital ratios improved as well.  The Tier 1 Leverage ratio is 9.00%, up from 8.80% at June 30, the Tier 1 Capital ratio is 12.46%, up from 11.31% at June 30, and the Total Risk-Based Capital ratio is 13.72%, up from 12.56% at June 30.  We believe that these solid capital levels are vital to helping us through this challenging time.  Additionally, since this capital raise exceeded the amount of the US Treasury’s investment in our Series B Preferred stock and warrants, the warrants associated with those Preferred shares will be reduced by one-half in the fourth quarter.

Considering our financial results for the third quarter, the level of uncertainty in the market, and the importance of maintaining a strong capital position, our Board of Directors declared a fourth quarter cash dividend of one cent per share, a reduction from its previous level of five cents per share.  While this was a difficult action to take, our Board believes that preservation of capital is a prudent response to the continuing adverse credit cycle and weak economy, and is in the best interests of our shareholders for the longer term.  Through this action, we will retain approximately $20 million in capital annually.

We also bolstered our allowance for loan and lease losses in the third quarter.  At September 30, our allowance for loan and lease losses was $125.5 million, up $27.2 million from June 30.  As we have previously discussed, we believe that allowance coverage of non-performing assets plus loans 90 days past due is an important measure of the strength of our reserves.  Through our ability to appropriately provide a stronger allowance, and due to the fact that non-performing assets plus loans 90 days past due declined by $3.4 million in the current quarter, our coverage ratio of non-performing assets plus loans 90 days past due is now 103.8%, a level we believe is strong relative to our peers.  Additionally, our allowance as a percent of total loans is 2.02%.  Again, we believe that this level of allowance provides a strong foundation to help cover future problem loans.  Scott will provide more details in his remarks.

I will now turn the presentation over to Mike Hughes who will comment on our 3rd quarter 2009 financial results.

Mike Hughes:   Thank you Glenn.

Let me begin by noting that this presentation contains the non-GAAP financial measure of core earnings.  Reconciliations of our GAAP and non-GAAP earnings are included in our presentation today for your review.

I would like to address a few items before we review the slides.

 In our press release this morning, we reported that we decided to dispose of our collateralized debt obligation portfolio.  Our decision was based upon:

a.	An analysis of the underlying cashflows available to the tranche of the CDO’s which we owned.

b.	A short-term window to maximize the current income tax deductibility of the loss and the cash refund of our Net Operating Loss carryback.

The majority of the CDO’s which we purchased were largely in the lower-rated tranches, significantly reducing the collateral available to our tranche.  There was a continued trend in the quarter of additional impairment due to the deterioration of the creditworthiness of the underlying issuers.

For income tax purposes, upon the sale of a portion of these securities, National Penn expects to receive a cash refund of previously paid taxes in the amount of $27 million.  The remainder of the loss is available to offset future taxable income.

Of the 67 cents per share loss in the quarter, 55 cents was due to the intended disposal of the CDO portfolio.  Since the majority of this amount or 37 cents per share was previously reflected in OCI on an after tax basis, 18 cents per share is the additional charge to capital.  During the quarter, tangible book value per share declined modestly from $5.05 to $4.99 reflecting the net reduction in capital from third quarter results and improvement in OCI, exclusive of the CDO portfolio of $22 million.

We may dispose of these securities over the next few quarters with fourth quarter sales sufficient to be efficient from a tax perspective.  The CDO portfolio was valued at approximately $3.5 million at September 30.

In a separate matter, during the quarter, a portion of our deferred tax asset was reduced under regulatory guidelines in the computation of regulatory capital ratios.  The regulations are more restrictive than GAAP as it relates to the recognition of the deferred tax asset related to carry forward periods.

The reduction of a portion of our deferred tax asset impacted regulatory capital ratios in a range of 70-85 basis points and are reflected on slide #3, which Glenn previously discussed.

An overview of our major balance sheet components is shown on slide #4.  Total assets at September 30, 2009 were $9.74 billion, little changed from June 30, but up 3.58% since year-end 2008.  The cash obtained from the common stock issuance has been temporarily deployed in high quality, short-term investments and fed funds sold.

Gross loans declined by $116 million, or 1.84% since June 30.  Loans declined in the commercial and residential mortgage categories, but increased in the retail loan portfolio.  Scott will provide more details in his remarks.

Total deposits were little changed during the 3rd quarter.  However, transaction accounts grew by $107 million during the third quarter, while time deposits declined $120 million.  The reduction in time deposits is reflective of our disciplined pricing strategy as loan demand softened.  This also had the effect of improving our mix of deposits and increasing our net interest margin, which I’ll cover in more detail shortly.  Overall, total deposits have increased at an 8.5% annualized rate year-to-date.

Our liquidity position is strong.  We have increased our cash on hand and short-term investments, and we have reduced our long-term borrowed funds by $177 million or 18.5% year-to-date.  In the short run, we would expect a continuing benefit from the current interest rate environment, as time deposits continue to re-price downward and loan spreads increase.

Total shareholders’ equity increased by $143.5 million.  This is largely attributed to the $153 million in net proceeds from the capital raise plus $22 million in OCI improvement, net of the impact of CDO.

Referencing our third quarter financial results on slide #5, National Penn incurred a loss of $65.2 million or 65 cents per diluted share in the third quarter 2009, after payment of $2.1 million of preferred dividend on the TARP capital.  The primary reasons for the loss were a $52 million pre-tax provision for loan and lease losses, an $84.7 million pre-tax impairment loss on investment securities, and a $6.2 million pre-tax fair value charge on our trust preferred.  The provision for loan and lease losses was greater than second quarter, but was necessary to provide the level of allowance for loan and lease losses that Glenn mentioned in his remarks.

As seen on slide #6, the major contributors to the year-to-date loss, were a $99.6 million pre-tax impairment loss on investment securities or $64.7 million after tax, an $8.1 million pre-tax fair value charge on our trust preferred or $5.3 million after tax, and a special FDIC assessment of $4.6 million pre-tax or $3.0 million after tax.  Also reflected as a non-recurring item is the insurance proceeds of $2.6 million after-tax from the previously reported fraud.

As you can see, core operations year to date were basically breakeven despite an increased loan loss provision of $107 million, compared to $14 million in the year-to-date 2008 period.

Referring to slide #7, the net interest margin continues to expand, increasing to 3.31% in the third quarter of 2009, a twelve basis point improvement over the second quarter.  The major contributor to this margin expansion was a 22 basis point improvement in our total funding costs during the third quarter, continuing the trend from the second quarter.  Non-accrual assets, including loans and Federal Home Loan Bank stock, continue to have a negative impact on the net interest margin.  We estimate the impact of non-accrual assets to the 3rd quarter margin to be 16 basis points.

Results in the fee income categories were mixed when comparing the third quarter to the second quarter of 2009.  Excluding the non-core items listed above, fee income declined by $1.0 million in the third quarter.

•	Wealth management income increased due to improvement in the equity markets as well as the addition of new accounts;
•  Service charges on deposits increased due to the continued success of our Value Plus checking account;
•	Cash management and electronic banking fees grew as debit card income increased;
•
Mortgage banking revenue declined as the refinancing activity declines.  This accounted for the majority of the  $1 million quarterly decline in total fee income. However, third quarter 2009 mortgage banking revenue still exceeded third quarter 2008 revenue by $1 million;

•	Insurance commissions and fees decreased due to the continuing softening in the insurance market.

As previously noted, this year’s 3rd quarter non-interest income also includes a pre-tax charge of $6.2 million related to our Trust Preferred under the fair value option guidelines adopted for this instrument.  This compares to pre-tax income of $7.6 million in the 3rd quarter of 2008.

Total non-interest expense for the 3rd quarter 2009, as shown on slide #9, was $52.2 million.  Excluding a $4.0 million insurance recovery, third quarter expenses of $56.2 million were comparable to the $56.5 million of adjusted expenses in the 2nd quarter and $56.7 million of expenses in the 1st quarter.  These results are consistent with the comments we have made regarding our cost management initiatives and a continued long-term focus on cost control.

I’ll now turn the presentation over to Scott Fainor, our Chief Operating Officer.

Scott Fainor:  Thank you, Mike.  My comments today will be focused on our loan portfolio and I will provide detailed clarity on our loan quality.  We are committed to providing as much transparency around our loan portfolio as possible.  In that regard, we have included detailed loan information on the slides that accompany this webcast.

With respect to our loan portfolio at September 30, 2009, as shown on slide #10, total loans and leases outstanding are $6.2 billion, a decline of $116 million or 1.85% since June 30.  This compares to a decline of $58.2 million during the second quarter.  Total new loans originated during the quarter were $313.6 million, offset by $309.5 million in loan payments, $29.2 million in gross charge-offs, and $82.1 million in self-originated mortgage loans sold to the secondary market.  While new loan activity has continued to diminish as a result of lower demand in this economic climate, loan pricing has improved with new fixed rate loans being booked at increasing spreads and floors being instituted on new and renewing floating rate loans.

As we discussed in the second quarter webcast, I would like to reiterate that this is a high quality, self originated home equity portfolio that consists of revolving and installment 1st and 2nd lien loans of approximately $800 million.  This portfolio of home equity loans has an average FICO score of 760,  with an average loan-to-value ratio of 66%.  One-third of this portfolio is in a 1st lien position.  Delinquencies, non-performing loans and charge-offs have been better than industry averages and the portfolio continues at a high quality level.

During the third quarter, our provision for loan and lease losses was $52 million, exceeding net charge-offs by $27.2 million.  The provision exceeded charge-offs as a result of an increase in classified loans and due to updated analysis that is more reflective of the economic cycle.  As we continue to work through this regional economic environment, our approach is to maintain a strong level of coverage of non-performing assets which has increased to 103.8% from 79.1% at June 30.  Our allowance for loan and lease losses stands at 2.02% of total loans, as compared to 1.56% at June 30.  The evaluation of our allowance for loan and lease losses and provisioning levels is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis.

Slide #11 details the risk profile of our loan portfolio.  Non-Performing assets for our combined company declined to $120.9 million at September 30, 2009, or 1.24% of total assets.  This compares to $124.3 million at June 30, 2009.  Our Allowance for Loan and Lease Losses was $125.5 million after 3rd quarter net charge-offs of $24.8 million.  Third quarter charge-offs, net of recoveries to average loans, of 40 basis points non-annualized were equal to second quarter charge-offs.  While we are not pleased with the absolute level of non-performing assets or charge-offs, we draw some comfort from the fact that both net charge-offs and non-performing assets declined from the second quarter.

Of the $120.9 million in non-performing assets, approximately 86% are commercial and 14% are consumer.  Of the $104.6 million in commercial non-performing assets, $45.3 million are in the C&I category, and that is up $6.9 million from June 30th, and $43.5 million are in the “real estate – construction” category, and that is down $13.1 million from June 30th.  Non-accruing loans comprise $116.4 million of the total $120.9 million in non-performing assets.  Non-accruing loans decreased by $3.2 million in the third quarter as $42.3 million in new non-accrual loans were offset by $19.2 million in payments and gross charge-offs of $26.3 million.  Four clients accounted for $24.9 million of the new non-accrual loans.  Three of these clients totaled $17.9 million, which are C&I loans and one client totaled $7.0 million, which is a commercial real estate loan.

Net Charge-offs were $24.8 million, down $637 thousand dollars from June 30th.  $11.8 million of the charge-offs were in the C&I category, and $10.2 million of the charge-offs were in Commercial Real Estate.  Ten loans comprise $17 million of the total charge-offs for the quarter.  Geographically, charge-offs remain concentrated in our core southeastern Pennsylvania region, which is outlined on Slide #12.

The decrease in non-performing assets was consistent with the expectations we expressed last quarter.  However, our classified loans continued to grow, increasing from $375.8 million at June 30 to $483.2 million at September 30.  We attribute this increase to a few factors: 1. While the recession was late to arrive in our region, our commercial and real estate customers are now experiencing the full impact of the recession.  2. During the 3rd quarter, in the normal course of business, we received many of our commercial borrower’s financial statements.  A thorough review of those financial statements necessitated a downgrade of some customer’s internal credit rating, even though their loans are currently performing and paid as agreed. 3. Some credit downgrades occurred as a result of our focused internal loan quality review process that we mentioned in the second quarter webcast.  Also, we have proactively built our allowance for loan and lease losses to improve our ability to withstand potential migration of classified assets into non-performing loans or charge-offs.

We have received questions over the past few quarters about our commercial real estate exposure.  Our commercial real estate portfolio is made up of a broad mix of real estate loans.  We are pleased to report that our overall CRE exposure declined by $47.8 million since June 30, as CRE – permanent declined by $9.6 million and CRE – Construction declined by $38.2 million.  The largest categories of our diversified CRE are multifamily of $277.9 million, retail and shopping centers of $214.3 million, residential investment 1-4 Family of $194.2 million, residential subdivision of $167.9 million, and office buildings of $153.8 million.  Land exposure is $72.9 million, consisting of the following three categories: unapproved is $24.5 million, approved but unimproved is $30.1 million, and improved is $18.3 million.  We have successfully completed a thorough review of our commercial real estate portfolio and feel that we have identified and understand the weaknesses in this portfolio.

As we reported during last quarter’s webcast, we have improved our loan quality review process by increasing the frequency of reviews on individual credits.  Additionally, we increased the capacity of our loan work-out group.  We will aggressively continue our focused efforts on the reduction of classified and non-performing assets in the next several quarters, with our increased number of loan workout professionals as well as increased secondary market sales.  While it is still somewhat early to report concrete results, we believe that these actions will help us identify emerging problem loans more proactively and to exit these credits sooner.

I’ll now turn the presentation back to Glenn Moyer.

Glenn Moyer:  Thank you Scott.  In conclusion, the difficult times continue for all of us.  We, like you, are dissatisfied with our 3rd quarter and year-to-date results.  Our company’s results continue to reflect the recession’s impact on our core business, which is lending to the local communities that we serve.  We support small and middle market, privately held businesses in our market areas that rely on community banks like us as their primary source of capital.  We also lend money to their employees and to our neighbors in our communities.  That is what we do and what we will continue to do.  That is what has made us successful in the past and will be going forward.  As we stated previously, while the effects of the recession may last for a few more quarters, we have taken proactive steps to improve the risk profile of our balance sheet to help withstand the recession’s impact.

Our focus remains the strength of our balance sheet as we work through this difficult economic period.  Allow me to summarize the proactive actions we have taken in the quarter:

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First, we successfully completed a follow-on offering which resulted in $153 million in net tangible common equity to the company.  This capital further strengthens our well-capitalized position and enhanced our capital ratios.

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Second, we increased our provision for loan losses in the third quarter to $52 million which increased our loan loss reserve to $125.5 million, representing 2.02% of total loans and 103.8% of non-performing assets plus loans 90 days past due.

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Third, we engaged a nationally recognized firm to provide us an independent review of our options related to the CDO portfolio.  The first action as a result of this review was to reclassify these investments from held-to-maturity to available-for-sale, as Mike already explained.  We will be moving expeditiously to complete the exit of this investment class in the near future.

•  Fourth and finally, the Board of Directors made the difficult decision to reduce our dividend to one cent per share, retaining $20 million in capital on an annual basis.

National Penn is committed to staying strong and moving forward, and we are focused on both our challenges and our opportunities.  Thank you for your continued interest in National Penn.

This ends our planned remarks, and we will now address questions that have been received to this point.  Questions that may be received after this point will be addressed, as possible, in the public filing of the transcript of our Question and Answer segment.  Michelle?

QUESTIONS

Michelle Debkowski:  Thank-you Glenn.  We had a few questions presented during the webcast and ______________________________ (Glenn/Scott/Mike), I’ll begin with you.

REVIEW QUESTIONS

This concludes our presentation.  Thank-you for joining us.